Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2020, Brookfield Renewable Partners L.P. had the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of class	Trading symbol	Name of exchange on which registered
LP units	BEP	New York Stock Exchange
Series 17 Preferred Units	BEP PR A	New York Stock Exchange

The following is a description of the material terms of our LP units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP. Because this description is only a summary of the terms of our LP units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP, it does not contain all of the information that you may find useful and is qualified in its entirety by reference to all of the provisions of the Amended and Restated Limited Partnership Agreement of BEP. For more complete information, you should read the Amended and Restated Limited Partnership Agreement of BEP, which is available electronically on our EDGAR profile at www.sec.gov and on our SEDAR profile at www.sedar.com and will be made available to LP Unitholders and Preferred Unitholders as described under Item 10.C “Material Contracts” and Item 10.H “Documents on Display” in BEP’s most recent annual report on Form 20-F, as amended from time to time (the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.

Formation and Duration

BEP is a Bermuda exempted limited partnership registered under the Bermuda Partnership Acts. BEP has a perpetual existence and will continue as a limited liability partnership unless it is terminated or dissolved in accordance with the Amended and Restated Limited Partnership Agreement of BEP. BEP’s interests consist of our LP units and Preferred Units, which represent limited partnership interests in BEP, and any additional partnership interests representing limited partnership interests that we may issue in the future as described below under “—Issuance of Additional Partnership Interests”.

Nature and Purpose

Under section 2.2 of the Amended and Restated Limited Partnership Agreement of BEP, the purpose of BEP is to: acquire and hold interests in BRELP and, subject to the approval of the Managing General Partner, any other subsidiary of BEP; engage in any activity related to the capitalization and financing of Brookfield Renewable’s interests in such entities; and engage in any other activity that is incidental to or in furtherance of the foregoing and that is approved by the Managing General Partner and that lawfully may be conducted by a limited partnership organized under the Bermuda Partnership Acts and the Amended and Restated Limited Partnership Agreement of BEP.

Management

As required by law, the Amended and Restated Limited Partnership Agreement of BEP provides for the management and control of BEP by a general partner, being the Managing General Partner. The Managing General Partner will exercise its powers and carry out its functions honestly and in good faith and the Managing General Partner will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, in each case, subject to, and after taking into account, the terms and conditions of the Relationship Agreement, our Master Services Agreement and the Conflicts Protocols. Except as set out in the Amended and Restated Limited Partnership Agreement of BEP, the Managing General Partner has no additional duty to propose or approve any conduct of BEP, and may decline to propose or approve such conduct free of any additional duty (including fiduciary duty). The Managing General Partner shall not be in breach of any duty to BEP if it takes actions permitted by the Amended and Restated Limited Partnership Agreement of BEP, the Relationship Agreement, our Master Services Agreement or the Conflicts Protocols.

Our Holders of LP units or Preferred Units

Our LP units and Preferred Units are limited partnership interests in BEP. Holders of our LP units or Preferred Units are not entitled to the withdrawal or return of capital contributions in respect of our LP units or Preferred Units, except to the extent, if any, that distributions are made to such holders pursuant to the Amended and Restated Limited Partnership Agreement of BEP or upon the liquidation of BEP as described below under “—Liquidation and Distribution of Proceeds” or as otherwise required by applicable law. Except to the extent expressly provided in the Amended and Restated Limited Partnership Agreement of BEP, a holder of our LP units or Preferred Units does not have priority over any other LP unitholder or Preferred Unitholder, respectively, either as to the return of capital contributions or as to profits, losses or distributions. Unless otherwise determined by the Managing General Partner, in its sole discretion, LP unitholders and Preferred Unitholders will not be granted any pre-emptive or other similar right to acquire additional interests in BEP. In addition, LP unitholders and Preferred Unitholders do not have any right to have their LP units or Preferred Units redeemed by BEP. Neither the LP units nor the Preferred Units have any par value.

Our Preferred Units

The Class A Preferred Units rank senior to the LP units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary. Each series of Class A Preferred Units ranks on a parity in right of payment with every other series of the Class A Preferred Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary. Each series of Class A Preferred Units ranks on a parity with every other series of the Class A Preferred Units with respect to priority in the return of capital contributions or as to profits, losses and distributions. The Series 17 Preferred Units are not guaranteed by the Preferred Unit Guarantors, or by any other subsidiary of BEP.

Subject to earlier redemption at BEP's option in connection with certain ratings events and changes in tax law, the Series 17 Preferred Units will not be redeemable by BEP prior to March 31, 2025. On or after March 31, 2025, BEP may redeem for cash the Series 17 Preferred Units at $25 per Series 17 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. The Series 17 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 17 Preferred Unitholders. The Series 17 Preferred Units are not guaranteed by the Preferred Unit Guarantors, or by any other subsidiary of BEP.

The Series 15 Preferred Units will not be redeemable by BEP prior to April 30, 2024. On April 30, 2024 and on April 30 every five years thereafter, BEP may redeem for cash the Series 15 Preferred Units at C$25 per Series 15 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 15 Preferred Units will have the right, at their option, to reclassify their Series 15 Preferred Units into Series 16 Preferred Units, subject to certain conditions, on April 30, 2024 and on April 30 every five years thereafter. The Series 15 Preferred

Units do not have a fixed maturity date and are not redeemable at the option of the Series 15 Preferred Unitholders.

The Series 13 Preferred Units will not be redeemable by BEP prior to April 30, 2023. On April 30, 2023 and on April 30 every five years thereafter, BEP may redeem for cash the Series 13 Preferred Units at C$25 per Series 13 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 13 Preferred Units will have the right, at their option, to reclassify their Series 13 Preferred Units into Series 14 Preferred Units, subject to certain conditions, on April 30, 2023 and on April 30 every five years thereafter. The Series 13 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 13 Preferred Unitholders.

The Series 11 Preferred Units will not be redeemable by BEP prior to April 30, 2022. On April 30, 2022 and on April 30 every five years thereafter, BEP may redeem for cash the Series 11 Preferred Units at C$25 per Series 11 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 11 Preferred Units will have the right, at their option, to reclassify their Series 11 Preferred Units into Series 12 Preferred Units, subject to certain conditions, on April 30, 2022 and on April 30 every five years thereafter. The Series 11 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 11 Preferred Unitholders.

The Series 9 Preferred Units will not be redeemable by BEP prior to July 31, 2021. On July 31, 2021 and on July 31 every five years thereafter, BEP may redeem for cash the Series 9 Preferred Units at C$25 per Series 9 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 9 Preferred Units will have the right, at their option, to reclassify their Series 9 Preferred Units into Series 10 Preferred Units, subject to certain conditions, on July 31, 2021 and on July 31 every five years thereafter. The Series 9 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 9 Preferred Unitholders.

On January 31 in every fifth year after January 31, 2021, BEP may redeem for cash the Series 7 Preferred Units at C$25 per Series 7 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 7 Preferred Units will have the right, at their option, to reclassify their Series 7 Preferred Units into Series 8 Preferred Units, subject to certain conditions, on January 31, 2021 and on January 31 every five years thereafter. The Series 7 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 7 Preferred Unitholders.

BEP may redeem for cash the Series 5 Preferred Units at C$25.25 per Series 5 Preferred Unit if redeemed on or after April 30, 2021, and C$25 per Series 5 Preferred Unit if redeemed on or after April 30, 2022, in each case together with all accrued and unpaid dividends up to but excluding the date fixed for redemption (less any tax required to be deducted and withheld by BEP). The Series 5 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 5 Preferred Unitholders.

Issuance of Additional Partnership Interests

Subject to the rights of the holders of Class A Preferred Units to approve issuances of additional partnership interests ranking senior to the Class A Preferred Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary, and to any approval required by applicable law and the approval of any applicable securities exchange, the Managing General Partner has broad rights to cause

BEP to issue additional partnership interests and may cause BEP to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the Managing General Partner in its sole discretion, all without approval of our limited partners.

Transfers of Units

We are not required to recognize any transfer of our LP units or Preferred Units until certificates, if any, evidencing such LP units are surrendered for registration of transfer. Each person to whom an LP unit or Preferred Unit is transferred or issued (including any nominee holder or an agent or representative acquiring such LP unit Or Preferred Unit for the account of another person) shall be admitted to BEP as a partner with respect to the unit so transferred or issued when any such transfer or issuance is reflected in the books and records of BEP subject to and in accordance with the terms of the Amended and Restated Limited Partnership Agreement of BEP. Any transfer of an LP unit or Preferred Unit shall not entitle the transferee to share in the profits and losses of BEP, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a partner and a party to the Amended and Restated Limited Partnership Agreement of BEP.

By accepting an LP unit or Preferred Unit for transfer in accordance with the Amended and Restated Limited Partnership Agreement of BEP, each transferee will be deemed to have:

•executed the Amended and Restated Limited Partnership Agreement of BEP and become bound by the terms thereof;

•granted an irrevocable power of attorney to the Managing General Partner or the liquidator of BEP and any officer thereof to act as such partner’s agent and attorney-in-fact to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all agreements, certificates, documents and other instruments relating to the existence or qualification of BEP as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all jurisdictions in which BEP may conduct activities and affairs or own property; any amendment, change, modification or restatement of the Amended and Restated Limited Partnership Agreement of BEP, subject to the requirements of the Amended and Restated Limited Partnership Agreement of BEP; the dissolution and liquidation of BEP; the admission, withdrawal of any partner of BEP or any capital contribution of any partner of BEP; the determination of the rights, preferences and privileges of any class or series of Units of BEP; and any tax election with any limited partner or general partner on our behalf or on behalf of any limited partner or the general partner, and (ii) subject to the requirements of the Amended and Restated Limited Partnership Agreement of BEP, all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the Managing General Partner or the liquidator of BEP, to make, evidence, give, confirm or ratify any voting consent, approval, agreement or other action that is made or given by BEP’s partners or is consistent with the terms of the Amended and Restated Limited Partnership Agreement of BEP or to effectuate the terms or intent of the Amended and Restated Limited Partnership Agreement of BEP;

•made the consents and waivers contained in the Amended and Restated Limited Partnership Agreement of BEP; and

•ratified and confirmed all contracts, agreements, assignments and instruments entered into on behalf of BEP in accordance with the Amended and Restated Limited Partnership Agreement of BEP, including the granting of any charge or security interest over the assets of BEP and the assumption of any indebtedness in connection with the affairs of BEP.

The transfer of any Unit and/or the admission of any new partner to BEP will not constitute an amendment to the Amended and Restated Limited Partnership Agreement of BEP.

Book-Based System

LP units and Preferred Units may be represented in the form of one or more fully registered unit certificates held by, or on behalf of, CDS or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of LP units and Preferred Units may be effected through the book-based system administered by CDS or DTC, as applicable.

Investments in BRELP

If and to the extent that BEP raises funds by way of the issuance of equity or debt securities, or otherwise, pursuant to a public offering, private placement or otherwise, an amount equal to the proceeds will be invested in BRELP.

Capital Contributions

Brookfield contributed $1 and the Managing General Partner contributed $100 to the capital of BEP in order to form BEP. Thereafter, Brookfield contributed to BEP its interest in various renewable power businesses in exchange for Redeemable/Exchangeable partnership units and our LP units. No partner has the right to withdraw any or all of its capital contribution.

Distributions

Subject to the rights of holders of Class A Preferred Units to receive cumulative preferential cash distributions in accordance with the terms of a series of Class A Preferred Units, distributions to partners of BEP will be made only as determined by the Managing General Partner in its sole discretion. However, the Managing General Partner will not be permitted to cause BEP to make a distribution (i) if it does not have sufficient cash on hand to make the distribution, (ii) if the distribution would render it insolvent or (iii) if, in the opinion of the Managing General Partner, the distribution would leave it with insufficient funds to meet any future or contingent obligations or if the distribution would contravene the Bermuda Partnership Acts. In addition, BEP will not be permitted to make a distribution on our LP units unless all accrued distributions have been paid in respect of the Class A Preferred Units, and all other units of BEP ranking prior to or on a parity with the Class A Preferred Units with respect to the payment of distributions.

The amount of taxes withheld or paid by BEP or by any member of Brookfield Renewable in respect of LP units and Preferred Units held by LP unitholders, Preferred Unitholders or the Managing General Partner shall be treated either as a distribution to such partner or as a general expense of BEP as determined by the Managing General Partner in its sole discretion.

Holders of the Series 17 Preferred Units are entitled to receive fixed cumulative preferential cash distributions, as and when declared by the Managing General Partner, payable quarterly on the last day of January, April, July and October in each year at an annual rate equal to 5.25%.

Holders of the Series 15 Preferred Units are entitled to receive a cumulative quarterly fixed distribution at a rate of 5.75% annually for the initial period ending April 30, 2024. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5 year Government of Canada bond yield plus 3.94%, and (ii) 5.75%. Holders of Series 15 Preferred Units will have the right to reclassify their Series 15 Preferred Units, subject to certain conditions, into Series 16 Preferred Units. Holders of Series 16 Preferred Units will be entitled to receive a cumulative quarterly floating distribution at a rate equal to the 90 day Canadian Treasury Bill yield plus 3.94%.

Holders of the Series 13 Preferred Units are entitled to receive a cumulative quarterly fixed distribution at a rate of 5.00% annually for the initial period ending April 30, 2023. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5 year Government of Canada bond yield plus 3.00%, and (ii) 5.00%. Holders of Series 13 Preferred Units will have the right to reclassify their Series 13 Preferred Units, subject to certain conditions, into Series 14 Preferred Units. Holders of Series 14 Preferred Units will be entitled to receive a cumulative quarterly floating distribution at a rate equal to the 90 day Canadian Treasury Bill yield plus 3.00%.

Holders of the Series 11 Preferred Units are entitled to receive a cumulative quarterly fixed distribution at a rate of 5.00% annually for the initial period ending April 30, 2022. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5 year Government of Canada bond yield plus 3.82%, and (ii) 5.00%. Holders of Series 11 Preferred Units will have the right to reclassify their Series 11 Preferred Units, subject to certain conditions, into Series 12 Preferred Units. Holders of Series 12 Preferred Units will be entitled to receive a cumulative quarterly floating distribution at a rate equal to the 90 day Canadian Treasury Bill yield plus 3.82%.

Holders of the Series 9 Preferred Units are entitled to receive a cumulative quarterly fixed distribution at a rate of 5.75% annually for the initial period ending July 31, 2021. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5 year Government of Canada bond yield plus 5.01%, and (ii) 5.75%. Holders of Series 9 Preferred Units will have the right to reclassify their Series 9 Preferred Units, subject to certain conditions, into Series 10 Preferred Units. Holders of Series 10 Preferred Units will be entitled to receive a cumulative quarterly floating distribution at a rate equal to the 90 day Canadian Treasury Bill yield plus 5.01%.

Holders of the Series 7 Preferred Units are entitled to receive a cumulative quarterly fixed distribution at a rate of 5.50% annually for the period ending January 31, 2026. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5 year Government of Canada bond yield plus 4.47%, and (ii) 5.50%. Holders of Series 7 Preferred Units will have the right to reclassify their Series 7 Preferred Units, subject to certain conditions, into Series 8 Preferred Units. Holders of the Series 8 Preferred Units will be entitled to receive a cumulative quarterly floating distribution at a rate equal to the 90 day Canadian Treasury Bill yield plus 4.47%.

Holders of the Series 5 Preferred Units are entitled to receive fixed cumulative preferential cash distributions, as and when declared by the Managing General Partner, payable quarterly on the last day of January, April, July and October in each year at an annual rate equal to 5.59%, less any tax required to be deducted and withheld.

Subject to the terms of any Preferred Units outstanding at the time, any distributions from BEP will be made to the limited partners holding LP units as to 99.99% and to the Managing General Partner as to

0.01%. Distributions to holders of Class A Preferred Units in accordance with their terms rank higher in priority than distributions to holders of our LP units. Each holder of LP units or Preferred Units will receive a pro rata share of distributions made to all holders of LP units or Preferred Units, as applicable, in accordance with the proportion of all outstanding LP units or Preferred Units held by that unitholder. Except for receiving 0.01% of distributions from BEP, the Managing General Partner shall not be compensated for its services as Managing General Partner but it shall be reimbursed for certain expenses.

Allocations of Income and Losses

Limited partners (other than partners holding Preferred Units) will share in the net profits and net losses of BEP generally in accordance with their respective percentage interest in BEP.

Net income and net losses for U.S. federal income tax purposes will be allocated for each taxable year or other relevant period among our partners (other than our partners holding Preferred Units) using a monthly, quarterly or other permissible convention pro rata on a per unit basis, except to the extent otherwise required by law or pursuant to tax elections made by BEP. Each item of income, gain, loss and deduction so allocated to a partner of BEP (other than a partner holding Preferred Units) generally will have the same source and character as though such partner had realized the item directly.

The income for Canadian federal income tax purposes of BEP for a given fiscal year of BEP will be allocated to each partner in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the distributions received by such partner with respect to such fiscal year, provided that the numerator and denominator will not include any distributions on the Preferred Units that are in satisfaction of accrued distributions on the Preferred Units that were not paid in a previous fiscal year of BEP where the Managing General Partner determines that the inclusion of such distributions would result in a Preferred Unitholder being allocated more income than it would have been if the distributions were paid in the fiscal year of BEP in which they were accrued. Generally, the source and character of items of income so allocated to a partner with respect to a fiscal year of BEP will be the same source and character as the distributions received by such partner with respect to such fiscal year.

If, with respect to a given fiscal year, no distribution is made by BEP, or Brookfield Renewable has a loss for Canadian federal income tax purposes, one quarter of the income, or loss, as the case may be, for Canadian federal income tax purposes for such fiscal year, will be allocated to the partners of record at the end of each quarter ending in such fiscal year as follows: (i) to the Preferred Unitholders in respect of Preferred Units held by them on each such date, such amount of the income or the loss, as the case may be, for Canadian federal income tax purposes as the Managing General Partner determines is reasonable in the circumstances having regard to such factors as the Managing General Partner considers to be relevant, including, without limitation, the relative amount of capital contributed to our partnership on the issuance of Preferred Units as compared to all other LP units and the relative fair market value of the Preferred Units as compared to all other LP units, and (ii) to the partners, other than in respect of Preferred Units, the remaining amount of the income or the loss, as the case may be, for Canadian federal income tax purposes pro rata to their respective percentage interests on each such date.

However, any gain for Canadian tax purposes allocated by BRELP to BEP in respect of the disposition of the common shares of NA Holdco by BRELP, will be allocated for Canadian tax purposes firstly, in respect of any LP units held by Brookfield that were acquired on the exchange of Redeemable/Exchangeable partnership units, such portion of the gain, if any, that would otherwise have been allocated for Canadian tax purposes to Brookfield in respect of the Redeemable/Exchangeable partnership units on the assumption that such units had not been exchanged for LP units and remained Redeemable/Exchangeable partnership units, shall be allocated pro rata to Brookfield in respect of our LP units acquired on the exchange of Redeemable/Exchangeable partnership units, and secondly, the remaining portion of the gain, if any, shall be allocated to LP unitholders on a per LP unit basis excluding: (i) LP units owned by Brookfield immediately after November 28, 2011; and (ii) LP units acquired by Brookfield pursuant to the Redemption-Exchange Mechanism. The foregoing summary, to the extent it states matters of Canadian or U.S. tax law or legal conclusions, is qualified in its entirety by the sections in the Annual Report under Item 10.E entitled “Certain Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations”.
Limited Liability

Assuming that a limited partner does not participate in the control or management of BEP or conduct the affairs of, sign or execute documents for or otherwise bind BEP within the meaning of the Bermuda Partnership Acts and otherwise acts in conformity with the provisions of the Amended and Restated Limited Partnership Agreement of BEP, such partner’s liability under the Bermuda Partnership Acts and the Amended and Restated Limited Partnership Agreement of BEP will be limited to the amount of capital such partner is obligated to contribute to BEP for its limited partner interest plus its share of any undistributed profits and assets, except as described below.

If it were determined, however, that a limited partner was participating in the control or management of BEP or conducting the affairs of, signing or executing documents for or otherwise binding BEP (or purporting to do any of the foregoing) within the meaning of the Bermuda Partnership Acts, such limited partner would be liable as if it were a general partner of BEP in respect of all debts of BEP incurred while that limited partner was so acting or purporting to act. Neither the Amended and Restated Limited Partnership Agreement of BEP nor the Bermuda Partnership Acts specifically provides for legal recourse against the Managing General Partner if a limited partner were to lose limited liability through any fault of the Managing General Partner. While this does not mean that a limited partner could not seek legal recourse, we are not aware of any precedent for such a claim in Bermuda case law.

No Management or Control

BEP’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of BEP and do not have any right or authority to act for or to bind BEP or to take part or interfere in the conduct or management of BEP. Limited partners are not entitled to vote on matters relating to BEP, although LP unitholders are entitled to consent to certain matters as described under “— Amendments to the Amended and Restated Limited Partnership Agreement of BEP”, “—Opinion of Counsel and Limited Partner Approval”, “—Sale or Other Disposition of Assets”, and “—Withdrawal of the Managing General Partner” which may be effected only with the consent of the holders of the percentages of our outstanding LP units specified below. In addition, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules. Each LP unit shall entitle the LP unitholder to one vote for the purposes of any approvals of LP unitholders. Except as otherwise provided by law or as set out in the provisions attached to any series of Class A Preferred Units and except for meetings of the holders of Class A Preferred Units as a class or meetings of the holders of a series thereof, the holders of Class A Preferred Units are not entitled to receive notice of, attend, or vote at any meeting of holders of LP units, unless and until BEP shall have failed to pay eight quarterly distributions in respect of such series of Class A Preferred Units, whether or not consecutive and whether or not such distributions have been declared and whether or not there are any monies of our partnership properly applicable to the payment of distributions. In the event of such non-payment, and for only so long as any such distributions remain in arrears, such holders will be entitled to receive notice of and to attend each meeting of holders of LP units (other than any meetings at which only holders of another specified class or series are entitled to vote) and such holders shall have the right, at any such meeting, to one vote for each Preferred Unit held. Upon payment of the entire amount of all such distributions in arrears, the voting rights of such holders of Class A Preferred Units shall forthwith cease (unless and until the same default shall again arise as described herein).

Meetings

The Managing General Partner may call special meetings of partners at a time and place outside of Canada determined by the Managing General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the Managing General Partner (which may not be less than 10 days nor more than 60 days, before the meeting) are entitled to notice of any meeting.

Written consents may be solicited only by or on behalf of the Managing General Partner. Any such consent solicitation may specify that any written consents must be returned to BEP within the time period, which may not be less than 20 days, specified by the Managing General Partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the Managing General Partner may set a record date, which may be not less than 10 nor more than 60 days before the date by which record holders are requested in writing by the Managing General Partner to provide such consents. Only those holders of partnership interests on the record date established by the Managing General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Amendments to the Amended and Restated Limited Partnership Agreement of BEP
Amendments to the Amended and Restated Limited Partnership Agreement of BEP may only be proposed by or with the consent of the Managing General Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the Managing General Partner must seek approval of at least 66 2/3% of the voting power of our outstanding LP units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Notwithstanding the above, in addition to any other approvals required by law, the approval of all amendments to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Units as a class and any other approval to be given by the holders of the Class A Preferred Units may be given (i) by a resolution signed by the holders of Class A Preferred Units owning not less than the percentage of the Class A Preferred Units that would be necessary to authorize such action at a meeting of the holders of the Class A Preferred Units at which all holders of the Class A Preferred Units were present and voted or were represented by proxy, or (ii) passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the Class A Preferred Units duly called for that purpose and at which the holders of at least 25% of the outstanding Class A Preferred Units are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the holders of Class A Preferred Units then present would form the necessary quorum. At any meeting of holders of Class A Preferred Units as a class, each such holder shall be entitled to one vote in respect of each Class A Preferred Unit held.

Further, in addition to any other approvals required by law, the approval of all amendments to the rights, privileges, restrictions and conditions attaching to each series of Class A Preferred Units, as a series, and any other approval to be given by the holders of each series of Class A Preferred Units, as a series, may be given (i) by a resolution signed by the holders of the applicable series of Class A Preferred Units owning not less than the percentage of such series of Class A Preferred Units that would be necessary to authorize such action at a meeting of the holders of the applicable series of Class A Preferred Units at which all holders of the applicable series of Class A Preferred Units were present and voted or were represented by proxy, or (ii) passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the applicable series of Class A Preferred Units duly called for that purpose and at which the holders of at least 25% of the outstanding applicable series of Class A Preferred Units are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the holders of the applicable series of Class A Preferred Units then present would form the necessary quorum. At any meeting of holders of a series of Class A Preferred Units, as a series, each such holder shall be entitled to one vote in respect of each applicable Class A Preferred Unit held.

Amendments to the Amended and Restated Limited Partnership Agreements of BEP for Preferred Unit Issuances

On November 25, 2015, the first amended and restated limited partnership agreement of BEP, dated November 20, 2011, was amended and restated to permit the authorization and issuance of Preferred Units and authorize and create the Class A Preferred Units, the Series 7 Preferred Units and the Series 8 Preferred Units. On the same date, BEP issued 7 million Series 7 Preferred Units and acquired 7 million BRELP Series 7 Preferred Units.

On February 11, 2016, the second amended and restated limited partnership agreement of BEP, dated November 25, 2015 was amended and restated to authorize and create the Series 5 Preferred Units. On the same date, BEP issued 2,885,496 Series 5 Preferred Units and acquired 2,885,496 BRELP Series 5 Preferred Units.

On May 25, 2016, the Amended and Restated Limited Partnership Agreement of BEP was amended to authorize and create the Series 9 Preferred Units and the Series 10 Preferred Units. On the same date, BEP issued 8 million Series 9 Preferred Units and acquired 8 million BRELP Series 9 Preferred Units.

On February 14, 2017, as further amended on February 28, 2019, the Amended and Restated Limited Partnership Agreement of BEP was amended to authorize and create the Series 11 Preferred Units and the Series 12 Preferred Units. On the same date, BEP issued 10 million Series 11 Preferred Units and acquired 10 million BRELP Series 11 Preferred Units.

On January 16, 2018, as further amended on February 28, 2019, the Amended and Restated Limited Partnership Agreement of BEP was amended to authorize and create the Series 13 Preferred Units and the Series 14 Preferred Units. On the same date, BEP issued 10 million Series 13 Preferred Units and acquired 10 million BRELP Series 13 Preferred Units.

On March 11, 2019, the Amended and Restated Limited Partnership Agreement of BEP was amended to authorize and create the Series 15 Preferred Units and the Series 16 Preferred Units. On the same date, BEP issued 7 million Series 15 Preferred Units and acquired 7 million BRELP Series 15 Preferred Units.

On February 24, 2020, the Amended and Restated Limited Partnership Agreement of BEP was amended to authorize and create the Series 17 Preferred Units. On the same date, BEP issued 8 million Series 17 Preferred Units and acquired 8 million BRELP Series 17 Preferred Units.

On July 28, 2020, the Amended and Restated Limited Partnership Agreement of BEP was further amended to provide that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Prohibited Amendments

No amendment may be made to the Amended and Restated Limited Partnership Agreement of BEP that would:

(i)     enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or

(ii)    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BEP to the Managing General Partner or any of its affiliates without the consent of the Managing General Partner, which may be given or withheld in its sole discretion.

The provision of the Amended and Restated Limited Partnership Agreement of BEP preventing the amendments having the effects described directly above can be amended upon the approval of the holders of at least 90% of the outstanding LP units, and in the case of (ii) above, with the consent of the Managing General Partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

Subject to applicable law, the Managing General Partner may generally make amendments to the Amended and Restated Limited Partnership Agreement of BEP without the approval of any limited partner to reflect:

•a change in the name of BEP, the location of BEP’s registered office, or BEP’s registered agent;

•the admission, substitution or withdrawal of partners in accordance with the Amended and Restated Limited Partnership Agreement of BEP;

•a change that the Managing General Partner determines is reasonable and necessary or appropriate for BEP to qualify or to continue BEP’s qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the Managing General Partner to ensure that BEP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;

•an amendment that the Managing General Partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation;

•an amendment that is necessary, in the opinion of our counsel, to prevent BEP or the Managing General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act or similar legislation in other jurisdictions;

•an amendment that the Managing General Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities;

•any amendment expressly permitted in the Amended and Restated Limited Partnership Agreement of BEP to be made by the Managing General Partner acting alone;

•any amendment that, in the sole discretion of the Managing General Partner, is necessary or appropriate to reflect and account for the formation by BEP of, or its investment in, any partnership, association, body corporate or other entity, as otherwise permitted by the Amended and Restated Limited Partnership Agreement of BEP;

•a change in BEP’s fiscal year and related changes; or

•any other amendments substantially similar to any of the matters described directly above.

In addition, the Managing General Partner may make amendments to the Amended and Restated Limited Partnership Agreement of BEP without the approval of any limited partner if those amendments, in the discretion of the Managing General Partner:

•do not adversely affect BEP’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion or binding directive, order, ruling or regulation of any governmental agency or judicial authority;

•are necessary or appropriate to facilitate the trading of our LP units or Preferred Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our LP units or Preferred Units are or will be listed for trading;

•are necessary or appropriate for any action taken by the Managing General Partner relating to splits or combinations of LP units or Preferred Units made in accordance with the provisions of the Amended and Restated Limited Partnership Agreement of BEP; or

•are required to effect the intent of the provisions of the Amended and Restated Limited Partnership Agreement of BEP or are otherwise contemplated by the Amended and Restated Limited Partnership Agreement of BEP.

Opinion of Counsel and Limited Partner Approval

The Managing General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “—No Limited Partner Approval” should occur. No other amendments to the Amended and Restated Limited Partnership Agreement of BEP will become effective without the approval of holders of at least 90% of our LP units, unless BEP obtains an opinion of counsel to the effect that the amendment will not cause BEP to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the Managing General Partner has not made the election described below under “—Election to be Treated as a Corporation”) or affect the limited liability under the Bermuda Partnership Acts of any of BEP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Sale or Other Disposition of Assets

The Amended and Restated Limited Partnership Agreement of BEP generally prohibits the Managing General Partner, without the prior approval of the holders of at least 66 2/3% of the voting power of our LP units, from causing BEP to, among other things, sell, exchange or otherwise dispose of all or substantially all of BEP’s assets in a single transaction or a series of related transactions, including by approving on BEP’s behalf the sale, exchange or other disposition of all or substantially all of the assets of BEP’s subsidiaries. However, the Managing General Partner, in its sole discretion, may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of BEP’s assets (including for the benefit of persons who are not BEP or BEP’s subsidiaries) without that approval. The Managing General Partner may also sell all or substantially all of BEP’s assets under any forced sale of any or all of BEP’s assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

Take-Over Bids

If, within 120 days after the date of a take-over bid, as defined in the Securities Act (Ontario), the take-over bid is accepted by holders of not less than 90% of our outstanding LP units, other than our LP units held at the date of the take-over bid by the offeror or any affiliate or associate of the offeror, and the offeror acquires all of such LP units deposited or tendered under the take-over bid, the offeror will be entitled to acquire our LP units not deposited under the take-over bid on the same terms as our LP units acquired under the take-over bid.

Election to be Treated as a Corporation
If the Managing General Partner determines in its sole discretion that it is no longer in BEP’s best interests to continue as a partnership for U.S. federal income tax purposes, the Managing General Partner may elect to treat BEP as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Termination and Dissolution

BEP will terminate upon the earlier to occur of (i) the date on which all of BEP’s assets have been disposed of or otherwise realized by BEP and the proceeds of such disposals or realizations have been distributed to partners, (ii) the service of notice by the Managing General Partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority has or will render illegal or impracticable the continuation of BEP, or (iii) at the election of the Managing General Partner, with the special approval of its independent directors, if BEP, as determined by the Managing General Partner, based on an opinion of counsel, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

BEP will be dissolved upon the withdrawal of the Managing General Partner as the general partner of BEP (unless a successor entity becomes the general partner as described in the following sentence or the withdrawal is effected in compliance with the provisions of the Amended and Restated Limited Partnership Agreement of BEP that are described below under “—Withdrawal of the Managing General Partner”) or the entry by a court of competent jurisdiction of a decree of judicial dissolution of BEP or an order to wind-up or liquidate the Managing General Partner without the appointment of a successor in compliance with the provisions of the Amended and Restated Limited Partnership Agreement of BEP that are described below under “—Withdrawal of the Managing General Partner”. BEP will be reconstituted and continue without dissolution if within 30 days of the date of dissolution (and so long as a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which it becomes the general partner and assumes the rights and undertakes the obligations of the general partner and BEP receives an opinion of counsel that the admission of the new general partner will not result in the loss of the limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless BEP is continued as a new limited partnership, the liquidator authorized to wind-up BEP’s affairs will, acting with all of the powers of the Managing General Partner that the liquidator deems necessary or appropriate in its judgment, liquidate BEP’s assets and apply the proceeds of the liquidation first, to discharge BEP’s liabilities as provided in the Amended and Restated Limited Partnership Agreement of BEP and by law, second to the holders of any Class A Preferred Units in accordance with the terms of such Class A Preferred Units and thereafter to the partners holding LP units pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of BEP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of BEP’s assets would be impractical or would cause undue loss to the partners.

Withdrawal of the Managing General Partner

The Managing General Partner may withdraw as Managing General Partner without first obtaining approval of our LP unitholders and Preferred Unitholders by giving 180 days’ advance written notice to the other partners, and that withdrawal will not constitute a violation of the Amended and Restated Limited Partnership Agreement of BEP.

Upon the withdrawal of the Managing General Partner, the holders of at least 66 2/3% of the voting power of our outstanding LP units may select a successor to the withdrawing Managing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions) cannot be obtained, BEP will be dissolved, wound up and liquidated. See “—Termination and Dissolution” above.

In the event of withdrawal of a general partner where that withdrawal violates the Amended and Restated Limited Partnership Agreement of BEP, a successor general partner will have the option to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner’s departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partnership interests will automatically convert into LP units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

Transfer of the General Partnership Interest

The Managing General Partner may transfer all or any part of its general partnership interest without first obtaining approval of any LP unitholder or Preferred Unitholder. As a condition of this transfer, the transferee must (i) be an affiliate of the general partner of BRELP (or the transfer must be made concurrently with a transfer of the general partnership units of BRELP to an affiliate of the transferee), (ii) agree to assume the rights and duties of the Managing General Partner to whose interest that transferee has succeeded, (iii) agree to be bound by the provisions of the Amended and Restated Limited Partnership Agreement of BEP and (iv) furnish an opinion of counsel regarding limited liability and tax matters. Any transfer of the general partnership interest is subject to prior notice to and approval of the relevant Bermuda regulatory authorities. At any time, the shareholder of the Managing General Partner may sell or transfer all or part of its shares in the Managing General Partner without the approval of the LP unitholders or Preferred Unitholders.

Partnership Name

If the Managing General Partner ceases to be the general partner of BEP and our new general partner is not an affiliate of Brookfield, BEP will be required by the Amended and Restated Limited Partnership Agreement of BEP to change the name of BEP to a name that does not include “Brookfield” and which could not be capable of confusion in any way with such name. The Amended and Restated Limited Partnership Agreement of BEP explicitly provides that this obligation shall be enforceable and may be waived by the Managing General Partner notwithstanding that it may have ceased to be the general partner of BEP.

Transactions with Interested Parties

The Managing General Partner, the Service Provider and their respective partners, members, shareholders, directors, officers, employees and shareholders, which we refer to in the BEP Amended and Restated Limited Partnership Agreement as “interested parties”, may become limited partners or beneficially interested in limited partners and may hold, dispose of or otherwise deal with our LP units or Preferred Units with the same rights they would have if the Managing General Partner was not a party to the Amended and Restated Limited Partnership Agreement of BEP. An interested party will not be liable to account either to other interested parties or to BEP, BEP’s partners or any other persons for any profits or benefits made or derived by or in connection with any such transaction.

The Amended and Restated Limited Partnership Agreement of BEP permits an interested party to sell investments to, purchase assets from, vest assets in and enter into any contract, arrangement or transaction with BEP, BRELP, any of the Holding Entities, any operating entity or any other holding vehicle established by BEP and may be interested in any such contract, transaction or arrangement and shall not be liable to account either to BEP, BRELP, any of the Holding Entities, any operating entity or any other holding vehicle established by BEP or any other person in respect of any such contract, transaction or arrangement, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, subject to any approval requirements that are contained in the Conflicts Protocols. See Item 7.B “Related Party Transactions — Conflicts of Interest and Fiduciary Duties” of the Annual Report.

Outside Activities of the Managing General Partner; Conflicts of Interest

Under the Amended and Restated Limited Partnership Agreement of BEP, the Managing General Partner is required to maintain as its sole activity the role of general partner of BEP. The Managing General Partner is not permitted to engage in any business or activity or incur or guarantee any debts or liabilities except in connection with or incidental to its performance as general partner or incurring, guaranteeing, acquiring, owning or disposing of debt or equity securities of BRELP, a Holding Entity or any other holding vehicle established by BEP.

The Amended and Restated Limited Partnership Agreement of BEP provides that each person who is entitled to be indemnified by BEP (other than the Managing General Partner), as described below under “—Indemnification; Limitations on Liability”, shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, irrespective of whether (i) such activities are similar to our affairs or activities or (ii) such affairs and activities directly compete with, or disfavor or exclude, the Managing General Partner, BEP, BRELP, any Holding Entity, any operating entity or any other holding vehicle established by BEP. Such business interests, activities and engagements will be deemed not to constitute a breach of the Amended and Restated Limited Partnership Agreement of BEP or any duties stated or implied by law or equity, including fiduciary duties, owed to any of the Managing General Partner, BEP, BRELP, any Holding Entity, any operating entity and any other holding vehicle established by BEP (or any of their respective investors), and shall be deemed not to be a breach of the Managing General Partner’s fiduciary duties or any other obligation of any type whatsoever of the Managing General Partner. None of the Managing General Partner, BEP, BRELP, any Holding Entity, any operating entity, any other holding vehicle established by BEP or any other person shall have any rights by virtue of the Amended and Restated Limited Partnership Agreement of BEP or the partnership relationship established thereby or otherwise in any business ventures of any person who is entitled to be indemnified by BEP as described below under “—Indemnification; Limitations on Liability”.

The Managing General Partner and the other indemnified persons described in the preceding paragraph do not have any obligation under the Amended and Restated Limited Partnership Agreement of BEP to present business or investment opportunities to Brookfield Renewable. These provisions will not, however, affect any obligation of an indemnified person to present business or investment opportunities to Brookfield Renewable pursuant to the Relationship Agreement or any other separate written agreement between such persons.

Any conflicts of interest and potential conflicts of interest that are approved by a majority of the Managing General Partner’s independent directors from time-to-time will be deemed approved by all partners. Pursuant to the Conflicts Protocols, independent directors may grant approvals for any matters that may give rise to a conflict of interest or potential conflict of interest in the form of general guidelines, policies or procedures that are adopted by the Managing General Partner’s independent directors, and amended from time-to-time with the approval of a majority of the independent directors of the Managing General Partner, in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby other than any approvals required by law. See Item 7.B “Related Party Transactions — Conflicts of Interest and Fiduciary Duties” in the Annual Report.

Indemnification; Limitations on Liability

Under the Amended and Restated Limited Partnership Agreement of BEP, BEP is required to indemnify on an after-tax basis out of the assets of BEP to the fullest extent permitted by law the Managing General Partner, the Service Provider and any of their respective affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a Governing Body of BEP, BRELP, a Holding Entity, Operating Entity or any other holding vehicle established by BEP and any other person designated by the Managing General Partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with our investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s gross negligence, bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Amended and Restated Limited Partnership Agreement of BEP, (i) no such person shall be liable to BEP, the Managing General Partner or any LP unitholder or Preferred Unitholder for any liabilities sustained or incurred as a result of any act or omission of such person, except to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such liabilities resulted from such person’s gross negligence, bad faith, fraud, willful misconduct, or in the case of a criminal matter, actions with knowledge that the conduct was unlawful and (ii) subject to applicable law, any matter that is approved by the independent directors of the Managing General Partner will not constitute a breach of the Amended and Restated Limited Partnership Agreement of BEP or any duties stated or implied by law or equity, including fiduciary duties. The Amended and Restated Limited Partnership Agreement of BEP requires us to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Accounts, Reports and Other Information

Under the Amended and Restated Limited Partnership Agreement of BEP, the Managing General Partner is required to prepare financial statements in accordance with IFRS as determined by the IASB. BEP’s financial statements must be made publicly available together with a statement of the accounting policies used in their preparation, such information as may be required by applicable laws and regulations and such information as the Managing General Partner deems appropriate. BEP’s annual financial statements must be audited by an independent accounting firm of international standing and made publicly available within such period of time as is required to comply with applicable laws and regulations, including any rules of any applicable securities exchange. BEP’s quarterly financial statements may be unaudited and are made available publicly as and within the time period required by applicable laws and regulations, including any rules of any applicable securities exchange. The Managing General Partner is also required to prepare all other press releases, proxy circulars and other disclosure documentation as by be required by applicable laws, including any rules of any applicable securities exchange.

The Managing General Partner is also required to use commercially reasonable efforts to prepare and send to the limited partners of BEP on an annual basis, additional information regarding BEP, including Schedule K-1 (or equivalent) and information related to the passive foreign investment company status of certain non-U.S. corporations that we control. The Managing General Partner will, where reasonably possible, prepare and send information required by the non-U.S. limited partners of BEP for U.S. federal income tax reporting purposes. The Managing General Partner will also, where reasonably possible and applicable, prepare and send information required by limited partners of BEP for Canadian federal income tax purposes.

Governing Law; Submission to Jurisdiction

The Amended and Restated Limited Partnership Agreement of BEP is governed by and will be construed in accordance with the laws of Bermuda. Under the Amended and Restated Limited Partnership Agreement of BEP, each of BEP’s partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to the Amended and Restated Limited Partnership Agreement of BEP. Each partner waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process of any such court and further waives, to the fullest extent permitted by law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the partner. Any final judgment against a partner in any proceedings brought in a court in Bermuda will be conclusive and binding upon the partner and may be enforced in the courts of any other jurisdiction of which the partner is or may be subject, by suit upon such judgment. The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of BEP.

Preferred Unit Guarantees

The Preferred Unit Guarantees provide that each series of Class A Preferred Units that are guaranteed by the Preferred Unit Guarantors will be fully and unconditionally guaranteed as to (i) payment of dividends, as and when declared, (ii) payment of amounts due on redemption of the applicable series of Class A Preferred Units, and (iii) payment of amounts due on the liquidation, dissolution or winding up of BEP. For so long as the Preferred Unit Guarantees are in place, they will be subordinated to all of the senior and subordinated debt of the Preferred Unit Guarantors that is not expressly stated to be pari passu or subordinate to the Preferred Unit Guarantees, and will rank senior to the common equity of the Preferred Unit Guarantors. The Preferred Unit Guarantees will rank on a pro rata and pari passu basis with each other. The rights, obligations and liabilities of a Preferred Unit Guarantor pursuant to the Preferred Unit Guarantees will terminate upon the conveyance, distribution, transfer or lease of all or substantially all of its properties, securities and assets to another Preferred Unit Guarantor. A Preferred Unit Guarantor may not otherwise convey, distribute, transfer or lease all or substantially all of its properties, securities and assets to another person, unless the person which acquires the properties, securities and assets of such Preferred Unit Guarantor assumes such Preferred Unit Guarantor’s obligations under the Preferred Unit Guarantees. The Preferred Unit Guarantees were granted by the Preferred Unit Guarantors so that the Preferred Units that are guaranteed by the Preferred Unit Guarantors rank pari passu at the Preferred Unit Guarantor level with the outstanding Preference Shares issued by BRP Equity, which are also guaranteed by the Preferred Unit Guarantors. Provided no default then exists in respect of the applicable Preferred Unit Guarantee, at any time following the termination of its guarantee of the Preferred Shares, each Preferred Unit Guarantor shall be entitled to a full, unconditional and final release of its obligations under its applicable Preferred Unit Guarantee. Should this occur in respect of all the Preferred Unit Guarantors, the Class A Preferred Units that are guaranteed by the Preferred Unit Guarantors will then constitute obligations of BEP alone.

The Series 17 Preferred Units are not guaranteed by the Preferred Unit Guarantors, or by any other subsidiary of BEP.

Choice of Forum for U.S. Securities Act Claims

The Amended and Restated Limited Partnership Agreement of BEP provides that unless BEP consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.